MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway, Suite 311
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

April 5, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Neohydro Technologies Corp. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated April 5, 2010 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Michael T. Studer CPA P.C.

                 Very truly yours,

                                        MICHAEL T. STUDER
                 Michael T. Studer
                 President